Exhibit 99.1

FOR RELEASE, Wednesday, September 6, 2006 For Immediate Release	For Further Information Contact: Kelly Masuda, Investor Contact (310) 893-7434 or kmasuda@kbhome.com Caroline Shaw, Media Contact (310) 231-4165 or cshaw@kbhome.com
KB HOME PROVIDES UPDATED EARNINGS PER SHARE GUIDANCE FOR 2006
REPORTS PRELIMINARY THIRD QUARTER NET ORDERS
     Los Angeles, CA, September 6, 2006 – KB Home (NYSE: KBH), one of the largest homebuilders in the United States and France, announced today that it has lowered its earnings estimate for the fiscal year ending November 30, 2006 and currently expects diluted earnings per share to be in the range of $8.00 to $8.50. The Company is providing updated 2006 earnings guidance in advance of finalizing and releasing earnings for its third quarter ended August 31, 2006.
     The Company anticipates earnings for the third quarter of 2006 to range from $1.85 to $1.95 per diluted share. Preliminary net orders for the third quarter of 2006 of 5,989 units were down 43% from the year-earlier quarter. The Company’s unit net orders continue to be adversely affected by higher cancellation rates, which have persisted in many markets where the Company operates. Traffic to the Company’s new home communities and gross unit orders each exhibited a year-over-year decrease of approximately 11% during the 2006 third quarter.
     “Our earnings expectations for the third quarter and full year reflect an increasingly challenging housing market, where the supply of new and resale home inventories has built up in recent months in markets that have experienced rapid price appreciation or substantial investor activity, or both, in the past few years,” said Bruce Karatz, Chairman and Chief Executive Officer of KB Home. “Further intensifying the unfavorable conditions in the housing market is the weaker than expected demand for new homes. Nevertheless, we remain positive on the long term outlook for housing with the next decade of household growth expected to exceed the past decade. For the near term, we are taking actions to increase construction efficiencies, reduce overhead, curtail land acquisitions and monetize non-strategic land positions, and remain focused on generating cash flows and reducing debt levels to further strengthen our balance sheet and provide for the repurchase of the Company’s shares.”
     As previously disclosed, members of the Audit and Compliance Committee of the Company’s Board of Directors, in conjunction with outside legal counsel, are continuing an internal review of the Company’s stock option grants. No conclusions have been reached.

Building homes for nearly half a century, KB Home is one of America’s premier homebuilders with domestic operating divisions in the following regions and states: West Coast—California; Southwest—Arizona, Nevada and New Mexico; Central—Colorado, Illinois, Indiana, Louisiana and Texas; and Southeast—Florida, Georgia, Maryland, North Carolina, South Carolina

and Virginia. Kaufman & Broad S.A., the Company’s publicly-traded French subsidiary, is one of the leading homebuilders in France. In fiscal 2005, the Company delivered homes to 37,140 families in the United States and France. KB Home also offers complete mortgage services through Countrywide KB Home Loans, a joint venture with Countrywide Financial Corporation. Founded in 1957, and ranked the #1 homebuilder in Fortune Magazine’s 2006 list of America’s Most Admired Companies, KB Home is a Fortune 500 company listed on the New York Stock Exchange under the ticker symbol “KBH.” For more information about any of KB Home’s new home communities, call 888-KB-HOMES (888-KB-CASAS) or visit http://www.kbhome.com (http://www.kbcasa.com).
Certain matters discussed in this press release, including any statements concerning our future financial performance, business and prospects, and our future actions and their expected results, are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors that could cause actual results to be materially different, including, but not limited to: changes in general economic conditions, material prices and availability, labor costs and availability, interest rates and our debt levels, the secondary market for loans, consumer confidence, competition and currency exchange rates (insofar as they affect our operations in France); environmental factors (including weather) and significant natural disasters; government regulations affecting our operations; the availability and cost of land in desirable areas; violations of our policies; the results of an ongoing internal review into stock option matters being conducted by members of the Audit and Compliance Committee of our Board of Directors, as well as an informal inquiry by the Securities and Exchange Commission and pending shareholder derivative suits regarding stock option matters; other legal or regulatory proceedings or claims; conditions in the capital, credit and homebuilding markets; and other events outside of our control. See our Quarterly Report on Form 10-Q for the quarters ended February 28, 2006 and May 31, 2006, Annual Report on Form 10-K and Annual Report to Shareholders for the year ended November 30, 2005 and our other public filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business. We do not have a specific policy or intent of updating or revising forward-looking statements.